Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161552

Prospectus Supplement No. 3

(To Prospectus dated January 12, 2010)

7,697,384 Shares

FLOTEK INDUSTRIES, INC.

Common Stock

This prospectus supplement No. 3 supplements the prospectus, dated January 12, 2010, of Flotek Industries, Inc. relating to the resale by the selling stockholders of up to 7,697,384 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

See “Risk Factors” beginning on page 3 of the prospectus for risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” contained in the prospectus is supplemented by amending the holdings of the following selling stockholders with information set forth below and adding new selling stockholders. Specifically, the amendments in the table below reflect the private sale by (i) Calm Waters Partnership to OTA LLC of certain exercisable warrants to purchase 121,250 shares of our common stock.

The percentage ownership data is based on 38,017,238 shares of our common stock issued and outstanding as of January 20, 2011.

	Shares Beneficially Owned Before the Offering		Shares That May be Offered Hereby	Shares Beneficially Owned After the Offering
Name	Number	Percent		Number	Percent
Calm Waters Partnership (1)	760,868	2.0%	570,651	190,217	*
OTA LLC (2)	121,250	*	121,250	—	—
*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	The address of Calm Waters Partnership is 115 South 84th Street, Suite 200, Milwaukee, Wisconsin 53214. Richard S. Strong, managing director of Calm Waters Partnership, exercises voting and investment power over these shares.
(2)	OTA LLC is a registered broker-dealer. The address of OTA LLC is One Manhattanville Road, Purchase, New York 10577. Ira M. Leventhal, a senior managing director of OTA LLC, exercises voting and investment power over these shares.

The date of this prospectus supplement is January 21, 2011.